Exhibit 99.1

Unicoin Makes History with $335M Thailand Luxury Resort Acquisition, the Largest-Ever Property-for-Crypto Deal

New York, NY – September 28th, 2023. Unicoin, an assets-backed cryptocurrency that addresses the extreme volatility of the crypto market, has signed a landmark $335 million agreement to purchase Eden Grand Resort, a development project for a 64,000 square meter property and luxury resort in Chonburi, Thailand - the largest-ever real estate acquisition made with cryptocurrency.

The property, in addition to the underlying land, is proposed to have a 6-story building plus 150 2- and 3-bedroom villas constructed and developed as a luxury resort. The purchase price shall be paid in unicoins. The acquisition is structured pursuant to Unicoin’s program of acquiring real estate assets at 140% of their appraised value for unicoins. Unicoin Inc. agreed to pay Mr. Adnan 671,206,755 unicoins for the acquisition, a $335.6M value at the 50¢/ú price investors currently pay for unicoins.

This is the second record-breaking deal after the announcement of an agreement with Electroquímica Del Neuquen S.A. (“Electroquímica”), an Argentine corporation, to acquire the rights to explore and exploit mineral rights located in Argentina, valued at $210 million.

Unicoin intends to create a wholly-owned subsidiary in Thailand that will hold title to the property. Upon closing of the transaction, the owner, Mr. Mohammad Al Saeed Adnan, will become the largest single holder of unicoins.

“Unicoin is a perfect asset tokenization tool for real estate developers, as, by pooling multiple properties in our portfolio, we may turn Unicoin into a leading crypto brand with staying power. As an assets-backed, publicly reporting, audited and SEC-compliant cryptocurrency, Unicoin may win a significant market share from the assetless cryptocurrencies of the First Wave and provide Mr. Adnan with a high return on his investment, “ said Alex Konanykhin, CEO of Unicoin Inc.

“Having witnessed the transformative ascent of cryptocurrency, I’m inspired by the boundless potential of Unicoin Inc. When these visionary forces unite, they set ablaze a captivating collaboration where innovation and imagination know no bounds, shaping a future that surpasses our grandest visions. I’m excited to witness Unicoin’s growth toward becoming a top cryptocurrency in the world.” said Mr. Adnan.

Unicoin creates value for its investors by growing a diversified portfolio of assets, including equity stakes in high-growth companies and real estate properties. Unicoin growth strategy includes innovative fundraising strategies like its Buy Now, Pay Later program and its 140% program, which offer real estate owners the opportunity to use their properties to acquire cryptocurrency.

Over $500 million in Unicoins have been sold since the digital currency’s launch in February 2022, and the value of the coins has increased by 4,900%. This growth trend is proof of the trust that individual and corporate investors from more than 100 countries are placing in Unicoin.

Investors can currently purchase Unicoins at Unicoin.com for 50¢/ú each with a minimum required amount of $1,000. U.S. residents must meet the criteria of “accredited investors.” Unicoin is expected to be listed on major crypto exchanges by the end of 2023.

About Unicoin and Mr. Mohammad Al Saeed Adnan

Unicoin is the official cryptocurrency of Unicorn Hunters, the most iconic business series of recent times, according to Forbes magazine. Backed by a diversified portfolio of assets that includes equity in high-growth companies, Unicoin has garnered the support of business luminaries, industry leaders, and policymakers such as Apple co-founder Steve Wozniak. Unicoin was designed to address the volatility of early coins with little to no inherent value, which ultimately led to the market meltdown and subsequent crypto winter. Unicoin’s White Paper is accessible at kmgi.us/white.

Mr. Mohammad Al Saeed Adnan (and his company, M.E. Construction) is Thai real estate developer specializing in developing luxury residences and resorts in Thailand.

Media Contact:

Pilar Planells

p.planells@unicoin.com

+5491141711804